EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181735 of Computer Sciences Corporation on Form S-8 of our report dated June 21, 2013, relating to the financial statement appearing in this Annual Report on Form 11-K of Computer Sciences Corporation Matched Asset Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
June 30, 2014